BMB MUNAI, INC. ENTERS AGREEMENT TO EXTEND
NOTEHOLDERS’ REDEMPTION RIGHTS

ALMATY, KAZAKHSTAN – February 25, 2011 - BMB Munai, Inc. (NYSE Amex:  KAZ) today announced that in connection with its ongoing negotiations to restructure its U.S. $60,000,000 aggregate principal amount of 9.0% Convertible Senior Notes due 2012 (the “Notes”), it has entered into Supplemental Indenture No. 5 with The Bank of New York Mellon, as trustee for the holders of the Notes (the “Noteholders”) extending the terms of the redemption rights available to the Noteholders.

Pursuant to the terms of the original Indenture, as amended and supplemented by Supplemental Indenture No. 1, Supplemental Indenture No. 2, Supplemental Indenture No. 3 and Supplemental Indenture No. 4, the Noteholders had the right to redeem the Notes until February 28, 2011.  Supplemental Indenture No. 5 grants the Noteholders an additional right to require redemption of the Notes upon two days notice any time after February 28, 2011 but on or before March 15, 2011.

In exchange for the extension of the redemption right, the Noteholders separately agreed they will not exercise any redemption right that would be effective prior to March 15, 2011, except in certain circumstances.  The Noteholders also separately agreed to waive existing defaults under the Indenture until the earlier of March 15, 2011 or the date they may exercise the new redemption right.

For a more detailed description of the terms and conditions of Supplemental Indenture No. 5 and related information, please refer to the Current Report on Form 8-K of the Company filed with the United States Securities and Exchange Commission on February 25, 2011.

NYSE Amex has neither approved nor disapproved of the contents of this press release.

Contacts:
In the US: Adam R. Cook, Corporate Secretary
(801) 355-2227, E-mail: USoffice@bmbmunai.com
In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations
+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

This release contains “forward-looking” statements regarding BMB Munai’s negotiations with its Noteholders regarding a restructuring of the Notes and the Noteholders’ extended redemption rights.  All such forward-looking statements are subject to future action by the Company and the Noteholders, of which there can be no assurance.  Moreover, all forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.